Exhibit 99.1

Contact:

CryoCor, Inc. Gregory J. Tibbitts Chief Financial Officer (858) 909-2200 gtibbitts@cryocor.com	The Ruth Group Nick Laudico / Zack Kubow (investors) (646) 536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

For Immediate Release

CryoCor Reports Third Quarter 2007 Results and

Provides Commercial and Clinical Update

San Diego, CA, November 13, 2007 – CryoCor, Inc. (Nasdaq: CRYO), a medical device company focused on the treatment of cardiac arrhythmias, today reported on its financial results for the quarter ended September 30, 2007 and provided an update on its commercial launch for the treatment of right atrial flutter, or AFL, and clinical progress on its pivotal trial for the treatment of atrial fibrillation, or AF. CryoCor’s recent accomplishments include:

•	FDA approval for its Cardiac Cryoablation System for the treatment of right atrial flutter

•	Completion of enrollment in its pivotal trial for the treatment of atrial fibrillation

•	Presentation at recent FDA Advisory Panel meeting on atrial fibrillation

•	Hiring its Vice President for Sales and Marketing

•	Initial commercial progress for its Cardiac Cryoablation System

Ed Brennan, Chief Executive Officer of CryoCor said, “We achieved several significant milestones during the third quarter that significantly prepare the company to move forward. CryoCor is the first company to complete a randomized pivotal trial for the use of ablation for the treatment of atrial fibrillation and we believe we have a first-to-market opportunity with an approved device that addresses this important unmet medical need. We remain on track to file our application for pre-market approval, or PMA, for AF in 2008. We believe that our recent system approval for right atrial flutter provides the opportunity to build our installed base of systems and users. CryoCor’s strategy to target thought leading and high volume electrophysiology centers will be led by our new Vice President of Sales and Marketing, Mark Adams. We are excited about the early user reception and feedback on our system and look forward to continuing to build on this commercial opportunity.”

Commercial Status

CryoCor began commercial placements of its Cardiac Cryoablation System in the fourth quarter of 2007. In October, commercial consoles have been placed at several electrophysiology centers and successful procedures have been performed at each of these centers. The Company has received positive feedback from each of the users and is in active discussions with additional centers about expanding its commercial presence. The Company announced the inclusion of media coverage for a procedure performed at Genesis Medical Center on its website.

Additionally, CryoCor announced the appointment of Mark Adams to Vice President of Sales and Marketing. Mr. Adams has more than 20 years of cardiac related medical device sales and marketing experience and will be leading CryoCor’s commercialization efforts for its Cardiac Cryoablation System.

Clinical Status

In August, CryoCor announced that it completed enrollment of its pivotal clinical study for the use of its Cardiac Cryoablation System in the treatment of AF. CryoCor is the first company to complete enrollment of a randomized pivotal trial in the United States for the treatment of AF. CryoCor’s pivotal trial studies the safety and effectiveness of patients treated with cryoablation as compared to patients treated with drug therapy. The Company anticipates that it will file a PMA for the treatment of AF in 2008, and the Company reported that it continues to see an excellent safety profile with its Cardiac Cryoablation System with respect to procedure or device related events.

On September 20, 2007, CryoCor participated in an FDA Advisory Panel meeting on AF, convened by the FDA to discuss pivotal trial designs and other questions related to the determination of a successful ablation treatment. CryoCor shared its experience as the first company to complete enrollment of a randomized pivotal AF trial, and certain members of the Advisory Panel noted CryoCor’s success in completing enrollment of its pivotal trial. The Advisory Panel recommended that the FDA maintain the randomized clinical trial design, such as the trial that has been fully enrolled by CryoCor, as the standard for cardiac ablation devices designed to treat patients with AF.

Litigation

CryoCor had previously announced that legal proceedings had been initiated against it by CryoCath Technologies Inc., or CryoCath, alleging CryoCor infringes a number of CryoCath’s patents. CryoCor had previously announced that it considered the allegations to be without merit and intends to vigorously defend its interests in these matters.

CryoCor today reported that it has thoroughly evaluated CryoCath’s complaint, and continues to believe that it does not infringe any valid and enforceable claim of CryoCath, and that it considers CryoCath’s allegations to be without merit. CryoCor also reported that it believes that CryoCor’s existing portfolio of 36 patents issued in the United States cover important components of cryoablation and that CryoCor is well positioned to implement its intellectual property strategy. CryoCor did not comment on its plans with respect to its intellectual property strategy, and will respond to CryoCath’s complaint by December 5, 2007.

Financial Review

Product revenue decreased $168,000 to $46,000 for the three months ended September 30, 2007, compared to $214,000 for the three months ended September 30, 2006 primarily due to the reduced sales activities in Europe as the Company shifted to a distributor arrangement and closed its German subsidiary during 2006. Collaboration revenue increased to $167,000 for the three months ended September 30, 2007 from $0 for the three months ended September 30, 2006 due to the partial recognition of an advance payment received under the Company’s development and license agreement with Boston Scientific Corporation, or BSC, and Boston Scientific Scimed, Inc., or BSS.

Deferred revenue increased from $78,000 at December 31, 2006 to $395,000 at September 30, 2007 due to an advance payment of $500,000 received against development milestones under the Company’s development and license agreement with BSC and BSS, of which $333,000 remains deferred at September 30, 2007.

Cost of revenue increased $141,000 to $683,000 for the three months ended September 30, 2007, compared to $542,000 for the three months ended September 30, 2006. The increase during the three months ended September 30, 2007 is primarily related to increased personnel costs of $107,000. Cost of revenue is high relative to the volume of product revenue due to the fixed costs associated with manufacturing product. Included in cost of revenue for the three months ended September 30, 2007 and 2006 were non-cash share-based compensation of $110,000 and $103,000, respectively.

Research and development expenses increased $822,000 to $2.2 million for the three months ended September 30, 2007, compared to $1.4 million for the three months ended September 30, 2006. The increase was primarily related to the costs related to the efforts under the BSC/BSS development and license agreement and the Quantum development project of $145,000, and personnel costs of $378,000. In addition, the Company incurred increased non-cash share-based compensation of $47,000, and additional clinical and preclinical costs of $148,000. Included in research and development expenses for the three months ended September 30, 2007 and 2006 were non-cash share-based compensation of $178,000 and $131,000, respectively.

Selling, general and administrative expenses decreased $297,000 to $1.4 million for the three months ended September 30, 2007, compared to $1.7 million for the three months ended September 30, 2006. The decrease was primarily due to non-recurring severance costs of $464,000 associated with the separation agreement with the Company’s former Chief Executive Officer during 2006, lower non-cash share-based compensation of $65,000 during the three months ended September 30, 2007, and non-recurring costs related to the closure of CryoCor GmbH in mid-2006 of $86,000. These decreases were partially offset by higher legal costs of $151,000 and $154,000 in costs associated with the initiation of the Company’s commercial launch. Included in selling, general and administrative expenses for the three months ended September 30, 2007 and 2006 were non-cash share-based compensation of $225,000 and $290,000, respectively.

The loss from operations for the three months ended September 30, 2007 was $4.0 million, compared to $3.4 million for the same period in 2006. Basic and diluted net loss per share for the three months ended September 30, 2007 and the three months ended September 30, 2006 were $0.32 and $0.31, respectively.

Cash, cash equivalents and short-term investments were $15.5 million as of September 30, 2007. CryoCor expects to collect an additional $4.0 million under its development and license agreement with BSC and BSS, subject to achieving certain milestones under the agreement. CryoCor expects that based upon its planned burn rate, these cash resources will be sufficient to finance the Company through 2008 and that additional financing will be needed in order to finance the Company beyond that date. CryoCor did not provide formal guidance on its projected 2008 revenues or expenses as it is still evaluating its sales and marketing capabilities and requirements.

About CryoCor

CryoCor is a medical technology company that has developed and manufactures a disposable catheter system based on its proprietary cryoablation technology for the minimally invasive treatment of cardiac arrhythmias. The Company’s product, the CryoCor Cardiac Cryoablation System, or the Cryoablation System, is designed to treat cardiac arrhythmias through the use of cryoenergy, or extreme cold, to destroy targeted cardiac tissue. The Cryoablation System has been approved in Europe for the treatment of atrial fibrillation and atrial flutter, the two most common and difficult to treat arrhythmias, since 2002. In the United States, CryoCor has completed enrollment in a pivotal trial to evaluate the safety and efficacy of the Cryoablation System for the treatment of atrial fibrillation and the Cryoablation System has been approved in the United States for the treatment of right atrial flutter. For more information please visit the Company’s website at http://www.cryocor.com

Forward-Looking Statements

The statements in this press release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. These include statements related to the Company’s AF pivotal trial, the market opportunity for the Company in AF, the timing for filing a PMA for the treatment of AF, and factors impacting the prospects for regulatory approval of the PMA, including the recent Advisory Panel meeting in AF, the Company’s commercialization strategy and related opportunities in AFL and the expected benefits of that strategy, the Company’s ability to place its consoles in additional electrophysiology centers, the Company’s ability to achieve milestones under its development and license agreement with BSC and BSS, the Company’s ongoing litigation with CryoCath, including CryoCor’s assessment of CryoCath’s claims and its own intellectual property position, and the period of time over which the Company’s existing cash reserves will be used to finance its operations, all of which are prospective. Such statements are only predictions and reflect CryoCor’s expectations and assumptions as of the date of this press release based on currently available operating, financial, and competitive information. The actual events or results may differ materially from those projected in such forward-looking statements due to a number of factors, including risks involved with CryoCor’s ability to maintain its current cash burn at its current expected rate and otherwise meet its financial guidance, to access additional financing when and to the extent necessary and to obtain regulatory approval in the United States for its cryoablation system for use in treating AF within its anticipated timeframes, if at all; risks associated with the Company’s ability to submit a PMA for atrial fibrillation; risks associated with the Company’s ability to receive approval from the FDA for the use of its cryoablation system to treat AF; risks associated with the Company’s ability to successfully commercialize its cryoablation system in the United States and elsewhere, including for the treatment of AF if its cryoablation system is approved for use in the United States in treating AF; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; risks associated with the development or availability of competitive products or technologies; risks associated with the Company’s ability to maintain and achieve milestones under collaborative agreements, like its development and license agreement with BSC and BSS; and the other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update any of these forward-looking statements.

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CryoCor, Inc.

Condensed Consolidated Balance Sheets

(in thousands except for the number of shares and par values)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,934	$3,025
Short-term investments	10,560	15,979
Inventories, net	926	820
Other current assets	703	611

Total current assets	17,123	20,435
Property and equipment, net	528	610
Other assets	647	297

Total assets	$18,298	$21,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$421	$212
Accrued liabilities	1,620	2,373
Deferred revenue	395	78
Current portion of long-term debt	1,303	6,857

Total current liabilities	3,739	9,520
Long-term debt, less current portion	4,341	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; zero shares outstanding at September 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value, 75,000,000 shares authorized; 12,561,981 and 11,030,366 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	13	11
Additional paid-in capital	106,491	96,709
Accumulated comprehensive income	131	114
Accumulated deficit	(96,417)	(85,012)

Total stockholders’ equity	10,218	11,822

Total liabilities and stockholders’ equity	$18,298	$21,342

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue:
Product revenue	$46	$214	$184	$486
Collaboration revenue	167	—	167	—

Total revenue	213	214	351	486
Operating expenses:
Cost of revenue(1)	683	542	1,962	1,852
Research and development(1)	2,191	1,369	5,699	4,295
Selling, general and administrative(1)	1,375	1,672	4,044	5,618

Total costs and expenses	4,249	3,583	11,705	11,765

Loss from operations	(4,036)	(3,369)	(11,354)	(11,279)

Interest income	244	274	702	883
Interest expense	(242)	(268)	(753)	(808)

Net loss	(4,034)	(3,363)	(11,405)	(11,204)

Basic and diluted net loss per common share	$(0.32)	$(0.31)	$(0.97)	$(1.04)

Shares used to compute basic and diluted net loss per common share	12,526	10,768	11,813	10,726

(1) Includes non-cash stock-based compensation expense as follows:

Cost of revenue	$110	$103	$324	$304
Research and development	178	131	511	362
Selling, general and administrative	225	290	637	868

	$513	$524	$1,472	$1,534